Exhibit H to
Agreement and Plan of Merger
dated March 15, 2005

Exhibit 10.4

TAX ALLOCATION AGREEMENT

by and among

LANE INDUSTRIES, INC.,

GENERAL BINDING CORPORATION,

and

ACCO WORLD CORPORATION

______________, 2005

EXHIBIT A — Prior Tax Allocation Agreements Side Agreement

ii

TAX ALLOCATION AGREEMENT

     TAX ALLOCATION AGREEMENT (this “Agreement”) dated as of ___, 2005, by and between LANE INDUSTRIES, INC., a Delaware corporation (“Lane”), GENERAL BINDING CORPORATION, a Delaware corporation and a majority owned subsidiary of Lane (“GBC”), and, solely for purposes of Sections 7.04 and 7.05, ACCO WORLD CORPORATION, a Delaware corporation (“ACCO”).

     WHEREAS, the Boards of Directors of FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), ACCO, a wholly-owned subsidiary of Fortune, GBC and GEMINI ACQUISITION SUB, INC. a Delaware corporation and a wholly-owned subsidiary of ACCO (“Acquisition Sub”), have approved an agreement and plan of merger (the “Merger Agreement”) pursuant to which ACCO, Acquisition Sub and GBC will enter into a merger transaction in order to advance the long-term strategic business interests of Freedom, ACCO, GBC and Acquisition Sub;

     WHEREAS, the Boards of Directors of Freedom, ACCO, GBC and Acquisition Sub have determined to consummate such merger transaction by means of a business combination transaction in which Acquisition Sub will merge with and into GBC (the “Merger”), with GBC being the surviving corporation;

     WHEREAS, the parties to this Agreement intend that the Merger qualify under Section 368 of the Code (as defined herein) as a reorganization and that the Merger Agreement shall constitute a “plan of reorganization” for purposes of Sections 354, 368 and 361 of the Code;

     WHEREAS, (i) Lane, GBC and others entered into that certain Tax Allocation Agreement dated June 1, 1978, as amended, relating to U.S. federal income taxes (the “1978 Agreement”), (ii) Lane and GBC entered into that certain agreement dated January 1, 1991 (amending the 1978 agreement to provide for the allocation of foreign tax credits) (the “1991 Agreement”) and that certain letter agreement dated May 8, 2003 (providing for the allocation of the consolidated alternative minimum tax for the tax year ended December 31, 1997) (the “CAMT Agreement”), and (iii) Lane, GBC and others entered into that certain State Tax Allocation Agreement dated May 31, 1985 (the “State Agreement” and, together with the 1978 Agreement, the 1991 Agreement and the CAMT Agreement, the “Prior Tax Allocation Agreements”), and;

     WHEREAS, effective as of the Merger Date (as defined herein), Lane, GBC and the other parties thereto wish to terminate their rights and obligations under the Prior Tax Allocation Agreements, and Lane and GBC wish to enter into a new agreement to provide for and agree upon the allocation between the Lane Entities (as defined herein) and the GBC Entities (as defined herein) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Merger Date.

     NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Merger Agreement.

     “1999 Audit” shall have the meaning set forth in Section 4.01(a).

     “2005 Combined Group Hypothetical Tax Liability” shall mean, the Combined Group Tax Liability for the 2005 taxable year; provided, however, that (i) in no event shall any NOL carryover items from any prior taxable year be taken into account in computing 2005 Combined Group Hypothetical Tax Liability (it being understood that, for the avoidance of doubt, any net capital losses that may be carried forward to 2005 shall be taken into account and treated as if realized in 2005), and (ii) any item of loss, deduction or credit shall be taken into account only to the extent that such item is taken into account in computing Combined Group Tax Liability for the 2005 taxable year.

     “2005 Subgroup Hypothetical Taxable Income” (and “2005 Subgroup Hypothetical Taxable Loss”) shall mean, with respect to a Subgroup, and with respect to its taxable year ending on the Merger Date (in the case of the GBC Subgroup) or with respect to its 2005 taxable year (in the case of the Lane Subgroup), the U.S. federal taxable income (or loss) determined for such Subgroup in computing the 2005 Subgroup Hypothetical Tax Liability for such Subgroup for such taxable year.

     “2005 Subgroup Hypothetical Tax Liability” shall mean with respect to a Subgroup, and with respect to its taxable year ending on the Merger Date (in the case of the GBC Subgroup) or with respect to its 2005 taxable year (in the case of the Lane Subgroup), the Tax liability of a Subgroup computed as if the members of such Subgroup filed a consolidated, combined or unitary Tax Return for such year without regard to items of income, gain, loss, deduction or credit of the members of the other Subgroup for such year; provided, however, that NOL carryover items (including Pre-2005 Subgroup NOLs) shall not be taken into account (it being understood that, for the avoidance of doubt, any net capital losses that may be carried forward to 2005 shall be taken into account and treated as if realized in 2005). In making such computation, for a taxable year, (i) the modifications set forth in Treas. Reg. § 1.1552-1(a)(2)(ii) shall be reflected as between the Subgroups, (ii) any item of loss, deduction or credit shall be taken into account only to the extent that such item is taken into account in computing Combined Group Tax Liability for the 2005 taxable year, (iii) carryback items shall not be taken into account, and (iv) any elections which would be available to the Subgroup for such year, including elections as to whether to claim an item as a deduction or credit, or as a carryback, shall be made on a basis consistent with any elections actually made by the Combined Group for such year; provided, however, that if no election has been made or is available to the Combined Group in respect of such item, the Subgroup to which such item is available shall make its election with respect to such item in writing and shall give notice of such election to the parent member of the other Subgroup. Any such hypothetical election shall be effective to the same extent as if made in an actual return by such Subgroup.

     “2005 Tax Savings” shall have the meaning given to such term in Section 5.02(b).

     “ACCO” shall have the meaning ascribed thereto in the preamble.

     “Actually Realized” shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

     “Adjustment Event” shall mean, with respect to a member of a Subgroup, (i) the initial filing by a Combined Group of a 2004 U.S. federal income Tax Return including Tax information of such member, (ii) an adjustment to any item of income, gain, loss or deduction with respect to such member as initially reported for U.S. federal income Tax purposes, and (iii) the filing of an amendment to any filed U.S. federal income Tax Return of a Combined Group made to reflect any changed Tax information relating to such member.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

     “Combined Group” shall mean a group of corporations that files Tax Returns on a consolidated, combined or unitary basis and that includes one or more Lane Entities and one or more GBC Entities. Unless otherwise specified, references to “the” Combined Group shall mean the Combined Group that files consolidated U.S. federal income Tax Returns.

     “Combined Group Tax Liability” shall mean, with respect to any taxable year, (i) the consolidated U.S. federal income Tax liability determined under Treas. Reg. § 1.1502-2 and Chapter 6 of Subtitle A of the Code for the Combined Group and (ii) the consolidated, combined or unitary Tax liability for a Combined Group determined under the laws of the jurisdiction for which a consolidated, combined or unitary state Tax Return is filed, including in each case any recomputations of such liability as may be required on account of items which may be carried back or over to the taxable year and adjustments to items reported or reportable in such taxable year; provided that in no event shall any carryback items be taken into account in computing Combined Group Tax Liability.

     “Entity” shall mean either a GBC Entity or an Lane Entity, as the case may be.

     “Expenses” shall mean any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     “GBC” shall have the meaning ascribed thereto in the preamble.

     “GBC Subgroup” shall mean the group of corporations consisting of all GBC Entities that are members of a Combined Group.

     “GBC Entity” shall mean GBC and any corporation or other Person which GBC directly or indirectly (a) owns 50% or more (by value) of the equity interests at any time on or following the Merger Date or (b) owned 50% or more (by value) of the equity interests at any time prior to the Merger Date but did not own 50% or more (by value) of the equity interests at the time of the Merger, but only if such entity was disposed of by GBC to a Person other than a Lane Entity.

     “Impaired Subgroup” shall have the meaning set forth in Section 5.01(a).

     “Indemnifying Subgroup” shall have the meaning set forth in Section 5.01(a).

     “Indemnitee” shall have the meaning set forth in Section 4.02.

     “Indemnitor” shall have the meaning set forth in Section 4.02.

     “Indemnity Issue” shall have the meaning set forth in Section 4.02.

     “IRS” shall mean the Internal Revenue Service.

     “Lane” shall have the meaning ascribed thereto in the preamble.

     “Lane Subgroup” shall mean the group of corporations consisting of all Lane Entities that are members of a Combined Group.

     “Lane Entity” shall mean Lane and any corporation or other Person which Lane directly or indirectly owned or owns 50% or more (by value) of the equity interests at any time prior to, on or following the Merger Date, in all cases other than (i) a GBC Entity and (ii) for the avoidance of doubt, ACCO and any corporation or other Person which ACCO directly or indirectly owned or owns at any time prior to, on or following the Merger Date.

     “Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     “Measurement Date” shall mean, with respect to a U.S. federal income taxable year of a Combined Group, (i) the date thirty (30) days following the filing of a U.S. federal income Tax Return by such Combined Group for such taxable year, (ii) the date thirty (30) days following the earlier of (A) the date there is a “determination” (within the meaning of Section 1313(a) of the Code) with respect to all potential issues relating to the Combined Group’s U.S. federal income Tax Return for such taxable year or (B) the end of the statutory period for assessment, taking into account any extensions thereof, with respect to all potential issues relating to the Combined Group’s U.S. federal income Tax Return for such taxable year, (iii) the date thirty (30) days following any other event that the parties reasonably agree has the effect of terminating the IRS’s right to adjust any item of income, gain, loss or deduction as reported on the Combined Group’s U.S. federal income Tax Return for such taxable year, (iv) the date thirty (30) days following the filing of any Tax Return carrying back an NOL, net capital loss, or other item of deduction, loss, expense or credit to such taxable year, (v) the date thirty (30) days following a date described in clause (ii) or (iii) with respect to a Tax Return described in clause (iv), and (vi) if, as a result of an audit, examination or similar proceeding with respect to a U.S. federal income Tax Return of a Combined Group for a taxable year, there is an adjustment to NOLs that affects the payment of Taxes in a subsequent taxable year, the date thirty (30) days following such payment of Taxes (other than estimated Taxes) to a Tax Authority by any member of a Subgroup (and any corporation included with such member in a consolidated U.S. federal income Tax Return or a consolidated, combined or unitary state Tax Return).

     “Merger” shall have the meaning ascribed thereto in the preamble.

     “Merger Agreement” shall have the meaning ascribed thereto in the preamble.

     “Merger Date” shall mean the date on which the Merger occurs (or, if different, the date on which the Merger is deemed to occur for U.S. federal income Tax purposes). For purposes of this Agreement, the Merger shall be deemed effective as of the end of the day on the Merger Date.

     “NOL” shall mean a “net operating loss,” as defined in Section 172 of the Code, as computed for U.S. federal income Tax purposes.

     “Person” shall mean any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a governmental entity).

     “Post-Merger Taxable Period” shall mean (i) in the case of a member of the GBC Subgroup, a taxable period beginning after the Merger Date and that portion of any Straddle Period that begins on the date after the Merger Date and (ii) in the case of a member of the Lane Subgroup, a taxable period beginning after December 31, 2005.

     “Pre-2005 Subgroup NOL Overage” shall mean, with respect to a Subgroup and the Measurement Date occurring in connection with filing the Combined Group’s 2004 U.S. federal income Tax Return, the amount (if any) by which such Subgroup’s Pre-2005 Subgroup NOLs exceed such Subgroup’s Pre-2005 Subgroup Assumed NOLs; provided, however, that a Pre-2005 Subgroup NOL Overage shall be deemed to exist with respect to a Subgroup only to the extent the amount of such excess is greater than 10% of the Pre-2005 Subgroup Assumed NOLs of such Subgroup at the time of such Measurement Date, and only to the extent that such excess is caused by an Adjustment Event occurring with respect to any member of the other Subgroup.

     “Pre-2005 Subgroup NOLs” shall mean, with respect to a Subgroup and a Measurement Date, the aggregate amounts of the consolidated NOLs of the Combined Group that, under the Code and applicable Treasury Regulations, are actually attributable to members of that Subgroup and that, assuming the Merger had occurred on December 31, 2004, could be carried over to such Subgroup’s 2005 taxable year, determined after taking into account all Adjustment Events occurring on or prior to such Measurement Date.

     “Pre-2005 Subgroup Assumed NOLs” shall mean, with respect to a Subgroup, (i) at and prior to the Measurement Date occurring in connection with the initial filing of the Combined Group’s 2004 U.S. federal income Tax Return, $20.2 million with respect to the GBC Subgroup and $[12.6 million]1 with respect to the Lane Subgroup and (ii) after such Measurement Date, the lesser of (x) the amount described in clause (i) of this definition or (y) the Pre-2005 Subgroup NOLs with respect to such Subgroup determined based on the information reported on such Tax Return.

     “Pre-Merger Taxable Period” shall mean (i) in the case of a member of the GBC Subgroup, a taxable period ending on or before the Merger Date and that portion of any Straddle Period that ends on and includes the Merger Date, and (ii) in the case of a member of the Lane Subgroup, a taxable period ending on or before December 31, 2005.

     “Prior Tax Allocation Agreements” shall have the meaning ascribed thereto in the preamble.

     “Prior Tax Allocation Agreements Side Agreement” shall mean the agreement between the parties to certain of the Prior Tax Allocation Agreements that is attached as Exhibit A hereto.

     “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     “Responsible Party” have the meaning set forth in Section 4.04(a).

     “Straddle Period” shall mean a taxable period of a member of a GBC Subgroup that includes but does not end on the Merger Date.

     “Subgroup” shall mean the Lane Subgroup or the GBC Subgroup, as the case may be.

[1]	To be finalized at the time of execution.

     “Subgroup Assumed Post-Merger NOLs” shall mean, with respect to a Subgroup and a Measurement Date occurring with respect to 2005:

(i) the Pre-2005 Subgroup NOLs of such Subgroup minus the Pre-2005 Subgroup NOL Overage of such Subgroup (if any), in each case taking into account the determinations made in connection with the most recent Measurement Date occurring with respect to each taxable year ending prior to 2005 and without giving effect to any determination made in connection with any Measurement Date occurring with respect to 2005,

(ii) and either:

(x) plus the 2005 Subgroup Hypothetical Taxable Loss of such Subgroup (if any) to the extent it did not result in a 2005 Tax Savings payment to such Subgroup, or

(y) minus the 2005 Subgroup Hypothetical Taxable Income of such Subgroup (if any) to the extent it did not result in a 2005 Tax Savings payment by such Subgroup.

     “Subgroup Post-Merger NOLs” shall mean, with respect to a Subgroup, the aggregate amounts of the consolidated NOLs of the Combined Group that, under the Code and applicable Treasury Regulations, are attributable to members of that Subgroup and that can be carried over to the first taxable year of such members beginning after the Merger Date.

     “Tax” and “Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

     “Tax Authority” shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

     “Tax Return” shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

     “Transfer Tax” shall mean any sales Tax, use Tax, real property transfer or gains Tax, asset transfer documentary stamp Tax or similar Tax.

     “Treasury Regulations” and “Treas. Reg.” shall mean the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

     Section 1.02 Schedules, etc. References to a “Schedule” are, unless otherwise specified, to a Schedule attached to this Agreement; references to “Section” or “Article” are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to “sub-section” are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

ARTICLE II

TERMINATION OF RIGHTS AND OBLIGATIONS UNDER THE PRIOR TAX ALLOCATION AGREEMENTS

     Section 2.01 Termination of Rights and Obligations Under the Prior Tax Allocation Agreements. Lane and GBC agree, and each of the other parties to the Prior Tax Allocation Agreements agrees by means of the Prior Tax Allocation Agreements Side Agreement attached as Exhibit A hereto, that from and after the Merger Date, the rights and obligations of the parties under the Prior Tax Allocation Agreements shall be terminated and shall have no further force or effect.

ARTICLE III

FILING OF TAX RETURNS; REMITTANCE OF TAXES; REFUNDS

     Section 3.01 Preparation of Tax Returns.

     (a) Lane. Lane shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a Combined Group (other than 2004 state Tax Returns required to be filed in respect of a Combined Group) and (B) any Lane Entity (other than as a member of a Combined Group) for any taxable period.

     (b) GBC. GBC shall prepare and file or cause to be prepared and filed (A) all 2004 state Tax Returns (including amendments thereto) which are required to be filed in respect of a Combined Group and (B) all Tax Returns (including amendments thereto) which are required to be filed in respect of any GBC Entity (other than as a member of a Combined Group) for any taxable period.

     (c) Consistent with Past Practice. Unless Lane and GBC otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 3.01 filed after the date of this Agreement for Pre-Merger Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Notwithstanding the foregoing, the parties agree that GBC will elect to credit any foreign Taxes paid by any GBC Entity on any Combined Return filed after the date hereof; provided, however, that GBC may elect to expense foreign Taxes paid by any GBC Entity on a Combined Return filed after the date hereof if (i) GBC provides written notice to Lane of its intention to make such an election and (ii) Lane consents to such an election, which consent shall not be unreasonably withheld or delayed.

     (d) Access to Information and Personnel.

     (i) General. The Lane Subgroup and the GBC Subgroup will be included in the consolidated U.S. federal income Tax Returns of the Combined Group of which Lane is the common parent for the calendar years 2004 and 2005. In the case of such 2005 Tax Return, however, the GBC Subgroup will be included only for the portion of such year ending on the Merger Date. To the extent it is permitted to do so, with respect to state income Tax Returns: (i) GBC and other GBC Entities that otherwise would be included in a Combined Group for state income Tax purposes for all or a portion of 2005 will begin filing state income Tax Returns on a separate basis (i.e., not part of a Combined Group) as of January 1, 2005 and (ii) to the extent that any GBC Entity it is not permitted to do the foregoing, such GBC Entity will cause its taxable year beginning on January 1, 2005 to end on the Merger Date and will begin filing state income Tax Returns on a separate basis (or as part of a group other than a Combined Group) as of the day following the Merger Date.

     (ii) Access to Software and Personnel. To the extent practicable, Lane and GBC shall make available to the other party software previously used in the preparation of prior Combined Group Tax Returns, or if such software is not available or is impracticable to use, software reasonably acceptable to the parties for such purpose. Any such software shall be provided as promptly as possible upon the request of the party responsible for filing the Tax Return in question (it being understood that no such software needs to be provided prior to the time such software is available). Each of Lane and GBC shall make available such personnel as may be necessary to facilitate the use of such software.

     (iii) Additional Information. Lane and GBC shall provide complete packages of information and such other information as GBC and Lane, respectively, may reasonably request to enable GBC and Lane to prepare and file the Combined Group Tax Returns for which it is responsible under this Section 3.01 (to the extent information was not previously provided). Such information packages shall be prepared in accordance with instructions and procedures furnished by the party requesting the information packages and shall be furnished as promptly as practicable after such other party receives the request, but in no event shall such information packages be furnished later than (i) July 31, 2005, in the case of any 2004 consolidated, combined or unitary income Tax Return or (ii) 120 days following the Merger Date, in the case of any 2005 consolidated, combined or unitary income Tax Return, in each case unless otherwise mutually agreed upon by the parties.

     (iv) Review and Approval. The party responsible under this Section 3.01 for preparation of a particular Combined Group Tax Return shall make available to the other party, for review and approval by such other party, a draft of the portions of such Tax Return that relate to any Entities of such other party, but in no event shall such draft be furnished later than ten business days prior to the due date for filing such Tax Return. Promptly after completion thereof, the party responsible for preparing a Tax Return under this Section 3.01 shall furnish to the other party a copy of the pro forma separate income Tax Returns of the such other Subgroup, or similar data, used in the preparation and filing of such Tax Return.

     Section 3.02 Remittance of Taxes.

     Except as otherwise provided in this Agreement:

     (a) Lane. Lane shall remit or cause to be remitted, on a timely basis, all Taxes due with respect to the Tax liability for (A) a Combined Group (other than the state Tax liability for a Combined Group for 2004) and (B) any Lane Entity (other than as a member of a Combined Group) for any taxable period; provided, however, that GBC, on behalf of the GBC Entities, hereby assumes and agrees to pay directly to or at the direction of Lane, at times consistent with past practice, the portion of such Tax liability which relates to each GBC Entity or its business, assets or activities as determined in accordance with Section 3.04. After the date of this Agreement, Lane will provide a written notice to GBC of the GBC Entities’ unpaid share of any consolidated, combined or unitary Tax liability described in (A), after taking into account all estimated Tax payments received by Lane from GBC. Such written notice shall include such computations and descriptions as may be necessary to identify and support the basis for the determination of the amount requested in the notice. GBC shall pay any such amount to Lane within ten days of GBC’s receipt of such written notice; provided, however, that GBC shall have the right to dispute the amount and/or method of determining the amount requested in the notice, and, to the extent of the amount disputed, GBC shall pay any disputed amount (as it may be revised pursuant to the resolution of the dispute) to Lane within the later of (i) ten days of GBC’s receipt of such written notice and (ii) ten days of GBC’s receipt of such written notice as revised pursuant to the resolution of the dispute.

     (b) GBC. GBC shall remit or cause to be remitted, on a timely basis, all Taxes due with respect to (A) the state Tax liability for a Combined Group for 2004 and (B) the Tax liability for any GBC Entity (other than as a member of a Combined Group); provided, however, that Lane, on behalf of the Lane Entities, hereby assumes and agrees to pay directly to or at the direction of GBC, at times consistent with past practice, the portion of such Tax liability described in (A) which relates to each Lane Entity or its business, assets or activities determined in accordance with section 3.04. After the date of this Agreement, GBC will provide a written notice to Lane of the Lane Entities’ unpaid share of any consolidated, combined or unitary Tax liability described in (A) after taking into account all estimated Tax payments received by GBC from Lane. Lane shall pay any such amount to GBC within ten days of Lane’s receipt of such written notice; provided, however, that Lane shall have the right to dispute the amount and/or method of determining the amount requested in the notice, and, to the extent of the amount disputed, Lane shall pay any disputed amount (as it may be revised pursuant to the resolution of the dispute) to GBC within the later of (i) ten days of Lane’s receipt of such written notice and (ii) ten days of Lane’s receipt of such written notice as revised pursuant to the resolution of the dispute.

     (c) Transfer Taxes. Notwithstanding any other provision of this Agreement, all Transfer Taxes incurred in connection with the Merger shall be paid by GBC.

     (d) Taxes Already Paid. To the extent any Person has made a payment of Taxes (including estimated Taxes) on or before the Merger Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

     (e) Reimbursement. Any Taxes required to be remitted by one party, to the extent such Taxes are the responsibility of the other party under Section 3.04 or Section 4.01, shall be paid to such remitting party by the party responsible for such Taxes within ten days of receipt of written notice given by the party requesting reimbursement.

     Section 3.03 Tax Refunds and Carrybacks.

     (a) Non-Combined Group Taxes.

     (i) Refunds and credits. Except as otherwise provided in this Agreement, in the case of any Tax refund or credit relating to any Tax that is not computed or payable on a consolidated, combined or unitary basis by a Combined Group, Lane shall be entitled to retain, and to receive within ten days after Actually Realized by any GBC Entity, the portion of any such Tax refund or credit to the extent related to Taxes for which the Lane is liable pursuant to Section 4.01(a), and GBC shall be entitled to retain, and to receive within ten days after Actually Realized by any Lane Entity, the portion of any such Tax refund or credit to the extent related to Taxes for which GBC is liable pursuant to Section 4.01(b). The amount of any refund or credit of Taxes which Lane or GBC is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any excess of (A) Taxes incurred by GBC, in the case of a refund or credit to which Lane is entitled, or by Lane, in the case of a refund or credit to which GBC is entitled, upon the receipt of such refund or credit, over (B) Taxes saved by GBC or Lane, respectively, as a result of the payment to the other party pursuant to this Section 3.03(a) with respect to such refund or credit.

     (ii) Carrybacks. Notwithstanding Section 3.03(a)(i) but otherwise except as otherwise provided in this Agreement, in the case of any carryback relating to any Tax that is not computed or payable on a consolidated, combined or unitary basis by a Combined Group, (A) any refund or credit of such Taxes resulting from such a carryback attributable to a GBC Entity arising in a Post-Merger Taxable Period to a Pre-Merger Taxable Period shall be for the account and benefit of GBC and (B) any refund or credit of Taxes resulting from a carryback attributable to an Lane Entity arising in a Post-Merger Taxable Period to a Pre-Merger Taxable Period shall be for the account and benefit of Lane.

     (iii) Refund Claims. In the case of any refund claim relating to any Tax that is not computed or payable on a consolidated, combined or unitary basis by a Combined Group, Lane shall be permitted to file at Lane’s sole expense, and GBC shall reasonably cooperate with Lane in connection with, any claims for refund of such Taxes to which Lane is entitled pursuant to this Section 3.03(a). Lane shall reimburse GBC for any reasonable out-of-pocket costs and expenses incurred by any GBC Entity in connection with such cooperation. GBC shall be permitted to file at GBC’s sole expense, and Lane shall reasonably cooperate with GBC in connection with, any claims for refunds of such Taxes to which GBC is entitled pursuant to this Section 3.03(a). GBC shall reimburse Lane for any reasonable out-of-pocket costs and expenses incurred by any Lane Entity in connection with such cooperation.

     (b) Combined Group Taxes.

     (i) Refunds and Credits. Except with respect to alternative minimum tax credit carryforwards (which are governed by Section 5.03) and items governed by Section 3.03(b)(ii), in the case of a refund or credit of any Tax that is computed or payable on a consolidated, combined or unitary basis by a Combined Group, amounts owing under this Agreement (including, without limitation, under Section 3.01, 4.01 or Article V) shall be recomputed in accordance with the terms of this Agreement and the provisions of this Agreement shall govern the determination of which party is entitled to retain such refund or credit.

     (ii) Carrybacks. In the case of any Tax that is computed or payable on a consolidated, combined or unitary basis by a Combined Group, each party shall elect and shall cause each of its Entities to elect, where permitted by law, (A) to carry forward and (B) to relinquish or forego all carryback periods with respect to, any NOL or other net operating loss, net capital loss, charitable contribution or other item arising after the Merger Date that could, or would, in the absence of such election, be carried back to a Pre-Merger Taxable Period. If, notwithstanding the foregoing, any item of deduction, loss or credit relating to such a Tax and attributable to a party (or any Person affiliated with such party) is carried back from a Post-Merger Taxable Period to a Combined Group taxable year, the party whose Subgroup is the source of the carryback item shall be entitled to any and all benefits resulting from such carryback, including, without limitation, (A) any refund or credit of Taxes resulting from such carryback and (B) any increase in NOLs or other beneficial Tax attributes available for utilization or carryforward as a result of such carryback. If a party (other than the party which is the source of the carryback item) realizes an increase described in clause (B) of the foregoing sentence, the party realizing the increase shall pay to such other party an amount equal to the Tax benefit resulting from such increase in NOLs or other beneficial Tax attributes, and by way of example, the party obligated to make payment as a result of realizing an increase in NOLs shall pay to the other party an amount equal to 35% of the amount of such increase. Any amount payable under this Section 3.03(b)(ii) shall be payable upon written request of the party entitled to payment providing reasonable detail of the calculation of the amount payable, but in no event earlier than thirty (30) days following the date on which the Tax Return providing for such carryback was filed. It is understood and agreed that any amount owing under this section shall be calculated by assuming that the Tax benefit resulting from such carryback will be currently realized by the payor party and shall be payable without regard to when such Tax benefit actually would have been realized by such party.

     Section 3.04 Allocation of Taxes.

     (a) Straddle Periods. It is anticipated that, in the case of any GBC Entity that is a member of a Combined Group during all or a portion of 2005, (i) the relevant taxable year of such GBC Entity beginning on January 1, 2005 will end on the Merger Date, and items of income, gain, loss, deduction and credit with respect to such short taxable year shall be included in the Tax Return for the relevant Combined Group for 2005 and (ii) items of income, gain, loss, deduction and credit with respect to the short taxable year of such GBC Entity beginning on the day after the Merger Date will not be included in any Tax Return for any Combined Group. Accordingly, it is not anticipated that any Straddle Period will exist. If, notwithstanding such anticipated treatment, a Straddle Period exists and all or a portion of such Straddle Period is included in the Tax Return for a Combined Group, the Taxes of any GBC Entity or its business, assets or activities for that portion of any Straddle Period ending on the Merger Date shall be computed on a “closing-of-the-books” basis as if such taxable period ended as of the close of business on the Merger Date, and, the Taxes of any GBC Entity or its business, assets or activities for that portion of any Straddle Period beginning after the Merger Date shall be computed on a “closing-of-the-books” basis as if such taxable period began on the day after the Merger Date.

     (b) Combined Group Tax Liability; Special 2005 Rule.

     (i) General. The Combined Group Tax Liability with respect to any Tax Return of a Combined Group shall be allocated among the members of the GBC Subgroup and the Lane Subgroup in a manner analogous to that set forth in Treas. Reg. § 1.1552-1(a)(2), and GBC shall be liable for the Taxes of a Combined Group allocated to any GBC Entity, and Lane shall be liable for the Taxes of a Combined Group allocated to any Lane Entity; provided, that in applying the foregoing with respect to any Straddle Period, (i) only the items of income, gain, loss, deduction and credit attributable (under Section 3.04(a)) to the portion of such Straddle Period that ends on the Merger Date shall be taken into account and (ii) GBC shall be solely liable for the Taxes attributable to items of income, gain, loss, deduction and credit attributable (under Section 3.04(a)) to the portion of such Straddle Period that begins after the Merger Date.

     (ii) 2005. In applying the foregoing rule for purposes of allocating the U.S. federal Combined Group Tax Liability for 2005, Treas. Reg. § 1.1552-1(a)(2) shall be applied as if the Combined Group were comprised of only two members, namely, the GBC Subgroup and the Lane Subgroup, and as if the respective separate return tax liability of each Subgroup for 2005 equaled (i) its 2005 Subgroup Hypothetical Tax Liability minus (ii) any payments made by such Subgroup to the other Subgroup in respect of 2005 Tax Savings and minus (iii) the reduction in Taxes attributable to the aggregate amount of consolidated pre-2005 NOLs absorbed by members of such Subgroup in determining the U.S. federal Combined Group Tax Liability for 2005, as determined in accordance with applicable Treasury Regulations.

ARTICLE IV

TAX INDEMNIFICATION; TAX CONTESTS

     Section 4.01 Indemnification.

     (a) Lane Indemnification. Lane shall be liable for, and shall indemnify, defend and hold harmless GBC, each other GBC Entity, each of their respective Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses and Expenses arising as a result of or in connection with:

     (i) all Taxes imposed on any Lane Entity (other than Taxes imposed with respect to any Combined Group);

     (ii) all Taxes imposed with respect to any Combined Group, to the extent such Taxes are allocable to an Lane Entity under Section 3.04;

     (iii) the breach by Lane, or any other Lane Entity, of any representation, warranty, covenant or obligation under this Agreement;

     (iv) all Taxes attributable to the proposed unagreed audit adjustments for the 1999 taxable year of the Combined Group that are the subject of that certain “Appeal and Protest of Proposed Examination Changes” filed with the IRS on December 19, 2003 (the “1999 Audit”) (it being understood and agreed by the parties that, in determining any Taxes attributable to the 1999 Audit, Lane shall receive the full benefit of any reduction in U.S. federal alternative minimum Tax for any year arising in connection with the resolution of the 1999 Audit); and

     (v) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

     Notwithstanding the foregoing, Lane shall not indemnify, defend or hold harmless any GBC Entity, any of their respective Representatives, nor any of the heirs, executors, successors and assigns of any of the foregoing from any liability for Transfer Taxes incurred in connection with the Merger.

     (b) GBC Indemnification. GBC shall be liable for, and shall indemnify, defend and hold harmless Lane, each other Lane Entity, each of their respective Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses and Expenses arising as a result of or in connection with:

     (i) all Taxes imposed on any GBC Entity (other than Taxes imposed with respect to any Combined Group);

     (ii) all Taxes imposed with respect to any Combined Group, to the extent such Taxes are allocable to a GBC Entity under Section 3.04;

     (iii) without duplication of any liability GBC otherwise has under this Agreement, any recapture of dual consolidated losses (within the meaning of Section 1503 of the Code and applicable Treasury Regulations), including any associated interest charge, relating to GBC or any Person in which GBC directly or indirectly owned or owns an interest (including any actual or deemed branch or unit thereof or relating thereto) (including any Losses or reasonable Expenses arising as a result of or in connection with any closing or other agreement entered into in connection therewith);

     (iv) the breach by GBC, or any other GBC Entity, of any representation, warranty, covenant or obligation under this Agreement;

     (v) all Transfer Taxes incurred in connection with the Merger; and

     (vi) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

For the avoidance of doubt, it is understood and agreed that GBC shall be liable for, and shall indemnify, defend and hold harmless Lane, each other Lane Entity, each of their respective Representatives, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against the imposition of Taxes or the reduction or impairment of net operating losses or other Tax attributes (and any and all Losses and Expenses relating thereto) arising as a result of or in connection with any distributions from non-U.S. GBC Entities.

     Section 4.02 Notice of Indemnity. Whenever a party hereto (hereinafter an “Indemnitee”) becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would require a payment hereunder by the other party (hereinafter an “Indemnity Issue”), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the “Indemnitor”) of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or any of its Entities is actually prejudiced by such failure to give notice.

     Section 4.03 Payments.

     (a) Time for Payment. Except as otherwise provided in this Section 4.03, any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that, in the case of any indemnity payment relating to Taxes required to be paid, in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority.

     (b) Deductible. Notwithstanding the foregoing, an indemnifying party shall be required to make indemnity payments due pursuant to this Agreement only if the aggregate amount of indemnity payments due from the indemnifying party exceeds $100,000, but if the aggregate amount of all such payments exceeds that amount, then the indemnifying party shall make a payment of the entire amount of indemnity payments due hereunder.

     (c) Payments Net of Taxes and Tax Benefits. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient’s Entities arising from the incurrence or payment by any of such recipient’s Entities of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient’s Entities as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any payment hereunder; provided, that the parties hereto acknowledge that the tax items giving rise to payments hereunder, and the payments hereunder, may affect computations of earnings and profits and stock basis and that no such effects on earnings and profits or stock basis shall be taken into account in computing the amount of any payment due under this Agreement.

     (d) Right to Offset. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

     (e) Characterization of Payments. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the time immediately prior to the Merger as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

     Section 4.04 Tax Contests.

     (a) General. The Indemnitor and its Representatives, at the Indemnitor’s expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has economic responsibility under this Agreement for the Tax issue that is the subject of the contest (the “Responsible Party”) with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings; provided, however, that if the amount of the increase of any adjustment would have a material impact on the earnings or financial condition of the non-Responsible Party, then the non-Responsible Party must consent to any such adjustment, which consent shall not be unreasonably withheld or delayed. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party’s interests into account.

     (b) 1999 Audit. Notwithstanding Section 4.04(a), Lane shall have the sole right, at its expense, to conduct any and all proceedings relating to the 1999 Audit and shall have the sole right to decide as between the parties hereto how the 1999 Audit shall be dealt with and finally resolved and shall control all proceedings with respect thereto.

     Section 4.05 Change in Law. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in Article 4 of this Agreement, none of the GBC Entities nor any of the Lane Entities shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be reasonably satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Entities provide prompt notice to the other Entities of any such determination.

     Section 4.06 Interest Charge for Late Payments. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate equal to the short-term applicable federal rate in effect on the date such payment was required to be made.

ARTICLE V

LOSSES; AMT CREDITS

     Section 5.01 Net Operating Losses — Pre-2005. At the time of each Measurement Date occurring after the Merger Date with respect to each U.S. federal income taxable year for the Combined Group ending on or before December 31, 2004, a determination shall be made for each Subgroup of the amount (if any) by which such Subgroup’s Pre-2005 Subgroup Assumed NOLs exceed such Subgroup’s Pre-2005 Subgroup NOLs (any such excess, an “NOL Shortfall”, and the Subgroup with respect to which such NOL Shortfall exists, the “Impaired Subgroup”). If with respect to a Measurement Date there is an NOL Shortfall, the Impaired Subgroup shall be entitled to an indemnification payment from the other Subgroup (the “Indemnifying Subgroup”), if and to the extent that such NOL Shortfall was caused by an Adjustment Event occurring with respect to a member of the Indemnifying Subgroup; provided, however, that in the case of the Measurement Date occurring in connection with filing the Combined Group’s 2004 U.S. federal income Tax Return, an NOL Shortfall shall be deemed to exist with respect to a Subgroup only to the extent the NOL Shortfall exceeds 10% of the Pre-2005 Subgroup Assumed NOLs of the Impaired Subgroup at the time of such Measurement Date. Indemnification pursuant to this Section 5.01 shall equal 35% of the NOL Shortfall and shall be payable upon written request of the Impaired Subgroup to the Indemnifying Subgroup providing reasonable detail of the calculation of the NOL Shortfall, but in no event earlier than thirty (30) days following the relevant Measurement Date. It is understood and agreed that any amount owing under this section shall be payable without regard to when the NOLs impaired actually would have been utilized.

     Section 5.02 2005 Tax Savings; Net Operating Losses — 2005.

     (a) General. At the time of each Measurement Date occurring in connection with the 2005 U.S. federal income taxable year for a Combined Group, (i) the 2005 Subgroup

Hypothetical Tax Liability will be calculated for the GBC Subgroup’s taxable year ending on the Merger Date and for the Lane Subgroup’s 2005 taxable year and (ii) the 2005 Combined Group Hypothetical Tax Liability will be calculated for a Combined Group’s 2005 taxable year.

     (b) 2005 Tax Savings. The “2005 Tax Savings” with respect to a 2005 Tax Return filed by a Combined Group shall equal the excess, if any, of (x) the sum of the 2005 Subgroup Hypothetical Tax Liabilities for each of the Subgroups, over (y) the 2005 Combined Group Hypothetical Tax Liability with respect to such Tax Return. If there exists 2005 Tax Savings with respect to such Tax Return, the Subgroup which realizes the benefit of such Tax Savings shall pay an amount equal to 100% of such Tax Savings to the Subgroup generating the items of loss, deduction or credit which produced such Tax Savings. Any amount payable under this Section 5.02(b) shall be payable upon written request of the party entitled to payment providing reasonable detail of the calculation of the 2005 Tax Savings, but in no event earlier than thirty (30) days following the relevant Measurement Date occurring in connection with the Combined Group’s 2005 U.S. federal income Tax Return.

     (c) Subgroup Post-Merger NOLs. At the time of each Measurement Date occurring in connection with the 2005 U.S. federal income taxable year for the Combined Group, a determination shall be made for each Subgroup of the amount (if any) by which the Subgroup Assumed Post-Merger NOLs of such Subgroup exceed its Subgroup Post-Merger NOLs. If, with respect to a Subgroup, any such excess exists, the other Subgroup shall pay to such Subgroup having such excess an amount equal to 35% of the amount of such excess; provided, however, that payments made under this Section 5.02(c) shall be reduced to take into account any payments previously made with respect to any prior Measurement Date occurring in connection with the 2005 U.S. federal income taxable year for the Combined Group. Any amount payable under this Section 5.02(c) shall be payable upon written request of the party entitled to payment providing reasonable detail of the calculation of the amount owing, but in no event earlier than thirty (30) days following the relevant Measurement Date occurring in connection with the 2005 U.S. federal income taxable year for the Combined Group. It is understood and agreed that any amount owing under this section shall be payable without regard to when the NOLs impaired actually would have been utilized.

     Section 5.03 AMT Credit Carryforwards. It is the intention of the parties that any U.S. federal alternative minimum tax credit carryforwards of the Combined Group existing on the Merger Date shall be one-half for the benefit of GBC Entities and one half for the benefit of Lane Entities, and each party agrees to indemnify the other party if, pursuant to the Code and Treasury Regulations, such other party receives less than its share of such credit.

     Section 5.04 Recomputed Payments. Upon a Measurement Date occurring in connection with a taxable year, the amounts payable by a party under this Agreement shall be recomputed take into account all relevant factors, including any (i) adjustment or amendment to items of income, gain, loss or deduction with respect to such taxable year or any preceding taxable year and (ii) prior payments made by each party pursuant to this Agreement. If, taking into account such recomputation, the net amount payable by a party differs from the net amount paid by such party as of such Measurement Date, one party shall reimburse the other party to the extent necessary to eliminate such difference.

     Section 5.05 Verification. Any question relating to the determination of any amount payable under this Article V shall be submitted, in writing, for resolution by the firm or firms of independent certified public accountants regularly engaged by the parties. If such firm or firms are unable to resolve such question within 60 days of its submission, such question shall be submitted, in writing, to another firm of independent certified public accountants selected by the parties for such purpose, and the opinion of such other firm shall be binding on all parties concerned. The costs of such procedure shall be divided equally among the parties presenting the question.

ARTICLE VI

COOPERATION AND EXCHANGE OF INFORMATION

     Section 6.01 Inconsistent Actions. Each party to this Agreement agrees to, and to cause each of its relevant Entities to, in the absence of a controlling change in law or circumstances, report the Merger as a reorganization described in Section 368 of the Code on all Tax Returns and other filings. GBC agrees to, and to cause each of its relevant Entities to, use its best efforts to ensure that the Merger receives such treatment for U.S. federal income Tax purposes and that, unless it has obtained the prior written consent of the other party, it (and its Entities) shall not take any action inconsistent with, or fail to take any action required by, the Merger Agreement.

     Section 6.02 Cooperation and Exchange of Information.

     (a) General. Each party hereto agrees to provide, and to cause each of its Entities to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement (including any cooperation required to carry out the intentions of the parties as set forth in the preamble); provided, however, that, subject to Section 6.02(b), neither party shall be obligated to provide the other party Tax Returns, documentation or other information of a proprietary or confidential nature for purposes of verifying any calculation, and provided further, that in any such case where one party does not provide the other party with Tax Returns, documentation or information because it is proprietary or confidential, both parties shall cooperate in developing mutually acceptable procedures including retaining a mutually agreeable accounting firm to review such Tax Returns, documentation or information for purposes of verifying such calculation. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include the non-exclusive designation of an officer of Lane as an officer of GBC and each of its affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits, as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the GBC Entities for the Pre-Merger Taxable Period and providing copies of all relevant Tax Returns for the Pre-Merger Taxable Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the GBC Entities under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each of the GBC Entities with respect to Tax Returns for the Pre-Merger Taxable Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

     (b) 1999 Audit. Without limiting the generality of Section 6.02(a) and Section 6.03, GBC agrees that it shall, and that it shall cause each GBC Entity to, provide such information and cooperation as Lane reasonably determines shall be reasonably necessary to allow Lane to effectively and fully contest any assertions made by the IRS, and to respond to any document requests or other inquiries made by the IRS, in each case arising out of or relating to the 1999 Audit including, without limitation, upon reasonable notice by Lane: (i) providing on a timely basis to Lane all documents, Tax Returns, appraisals, workpapers and other information as shall be requested by Lane, (ii) affording to Lane and its Representatives all reasonable access, during normal business hours, to all the properties, books, contracts, records and personnel of GBC and each GBC Entity and making available to Lane or its designated Representatives all information concerning the business and properties of GBC and each GBC Entity, in each case as may be reasonably relevant to any of the issues raised in, or positions asserted by either party in connection with, the 1999 Audit, (iii) granting to Lane and/or its designated Representatives any powers of attorney reasonably requested by Lane in connection any proceeding relating to the 1999 Audit, and (iv) notifying Lane of any communication received from any Tax Authority relating directly or indirectly to the 1999 Audit.

     Section 6.03 Tax Records.

     (a) General. Lane and GBC agree to (and to cause each of their respective Entities to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Merger Date, for a period of at least ten years following the Merger Date and (ii) allow the other party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as such other party may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

     (b) Failure to Comply. Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 6.02(b) or Section 6.03(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party’s failure to comply.

ARTICLE VII

MISCELLANEOUS

     Section 7.01 Entire Agreement; Construction. This Agreement and the Merger Agreement, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of this Agreement will control.

     Section 7.02 Effectiveness. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Merger becoming effective.

     Section 7.03 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Merger Date.

     Section 7.04 ACCO. ACCO hereby absolutely, unconditionally and irrevocably guarantees to Lane and its successors and assigns, the due and punctual payment and performance of all obligations of GBC hereunder. The obligations of ACCO hereunder shall not be discharged, impaired or otherwise affected by the failure of Lane to assert any claim or demand against GBC or enforce any remedy hereunder. Notwithstanding the foregoing, nothing in this Section 7.04 shall create any liabilities or obligations for ACCO to the extent that GBC would not have liability or otherwise be responsible to Lane hereunder, and ACCO shall have the right to assert as a defense to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the obligations hereunder directly.

     Section 7.05 Dual Consolidated Losses. Lane, GBC and ACCO acknowledge that GBC will seek to qualify the Merger for the exception to “triggering event” status under Treas. Reg. § 1.1503-2(g)(2)(iv)(B)(1)(i). In connection with qualifying the Merger for such exception, Lane and ACCO agree that, upon the request of GBC, each of them (i) shall enter into a “closing agreement” (in customary form and substance) with the IRS pursuant to Treas. Reg. § 1.1503-2(g)(2)(iv)(B)(3) and (ii) shall take such other actions reasonably requested by GBC, provided such other actions are necessary to qualify the Merger for such exception and do not have any adverse impact on Lane which is not fully indemnified by GBC and ACCO in a manner reasonably acceptable to Lane.

     Section 7.06 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     Section 7.07 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telecopy or telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Lane to

Lane Industries, Inc.
1200 Shermer Rd. 4th Fl.
Northbrook, IL 60062
	Fax:	(847) 498-2104
	Attention:	Richard Fabbrini

with a copy to: Tom Lowry

and

Sidley Austin Brown & Wood LLP
10 South Dearborn
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Larry A. Barden, Esq.
Sharp Sorensen, Esq.
(b)	If to GBC to

GBC Corporation
One GBC Plaza
Northbrook, IL 60062
	Fax:	(847) 291-5900
	Attention:	Steven Rubin, Esq.

with a copy to: Elizabeth Boos

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates
333 West Wacker Drive
Chicago, Illinois 60606
	Fax:	(312) 407-0411
	Attention:	William Kunkel, Esq.
Maxwell Miller, Esq.

(c)	If to ACCO to

ACCO World Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069
	Fax:	(847) 484-4495
	Attention:	President

     Section 7.08 Consent to Jurisdiction. Each of Lane and GBC irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Lane and GBC hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Lane and GBC hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 7.09 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Lane and GBC.

     Section 7.10 Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part,

without the prior written consent of the other party in its sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written consent of the other party pursuant to this Section 6.08 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

     Section 7.11 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean U.S. dollars.

     Section 7.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 7.13 Parties in Interest. Except for the provisions of Article IV relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and their respective Entities, and their respective successors and permitted assigns and should not be deemed to confer upon third parties (including any employee of Lane or GBC or of any Lane or GBC subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     Section 7.14 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

     Section 7.15 Waivers; Remedies. Any agreement on the part of a party hereto to any waiver of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     Section 7.16 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

     Section 7.17 Performance. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any of such party’s Entities.

     Section 7.18 Interpretation. Any reference to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof “, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

LANE INDUSTRIES, INC.
By:
Name:
Title:

GENERAL BINDING CORPORATION
By:
Name:
Title:

ACCO WORLD CORPORATION
By:
Name:
Title:

EXHIBIT A — Prior Tax Allocation Agreements Side Agreement

     THIS AGREEMENT is entered into this ___day of ___, 2005, by and among Lane Agrico, Inc., a Delaware corporation, Lane Land Operations, Inc., a New Mexico corporation, Hotel Lane Beaumont, Inc., a Delaware corporation, Lane Cuyahoga, Inc., an Ohio corporation, Lane Hospitality, Inc., a Delaware corporation, Lane Hotels, Inc., a Delaware corporation, Lane Hotel Properties, Inc., a Delaware corporation, Lane Properties, Inc., a Delaware corporation, Lane Suites, Inc., a Delaware corporation, Sunbelt Hotels, Inc., a Delaware corporation, Lane Toledo, Inc., an Ohio corporation, Lane College Station, Inc., a Delaware corporation, Lane North Shore, Inc., a Delaware corporation, KNE Beverages, Inc., a Texas corporation, GBC International, Inc., a Nevada corporation, and VeloBind, Inc., a Delaware corporation. Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Tax Allocation Agreement, by and among Lane Industries, Inc. and General Binding Corporation and ACCO World Corporation, to which this Agreement is an exhibit (the “Tax Allocation Agreement”).

     WHEREAS, concurrently with the execution of this Agreement, Lane and GBC are entering into the Tax Allocation Agreement to provide for and agree upon the allocation between the Lane Entities and the GBC Entities of all responsibilities, liabilities and benefits relating to or affecting Taxes paid or payable by either of them for all taxable periods, whether beginning before, on or after the Merger Date.

     WHEREAS, effective as of the Merger Date, the parties hereto wish to terminate their rights and obligations under (i) that certain Tax Allocation Agreement dated June 1, 1978, as amended, relating to U.S. federal income taxes (the “1978 Agreement”), (ii) that certain agreement dated January 1, 1991 (amending the 1978 agreement to provide for the allocation of foreign tax credits) (the “1991 Agreement”), (iii) that certain letter agreement dated May 8, 2003 (providing for the allocation of the consolidated alternative minimum tax for the tax year ended December 31, 1997) (the “CAMT Agreement”), and (iv) that certain State Tax Allocation Agreement dated May 31, 1985 (the “State Agreement” and, together with the 1978 Agreement, the 1991 Agreement and the CAMT Agreement, the “Prior Tax Allocation Agreements”).

     NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, each of the parties hereto hereby agrees as follows:

     1. From and after the Merger Date, the rights and obligations of the parties under the Prior Tax Allocation Agreements shall be terminated and shall have no further force or effect.

     2. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Merger becoming effective.

     3. If the Merger Agreement terminates without the Merger becoming effective, this Agreement shall terminate and the rights and obligations of the parties under the Prior Tax Allocation Agreements shall not terminate and shall remain in full force and effect.

EXHIBIT A — Prior Tax Allocation Agreements Side Agreement

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

[LANE AGRICO, INC.]		[LANE SUITES, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[LANE LAND OPERATIONS, INC.]		[SUNBELT HOTELS, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[HOTEL LANE BEAUMONT, INC.]		[LANE TOLEDO, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[LANE CUYAHOGA, INC.]		[LANE COLLEGE STATION, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[LANE HOSPITALITY, INC.]		[LANE NORTH SHORE, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

2

EXHIBIT A — Prior Tax Allocation Agreements Side Agreement

[LANE HOTELS, INC.]		[KNE BEVERAGES, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[LANE HOTEL PROPERTIES, INC.]		[GBC INTERNATIONAL, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

[LANE PROPERTIES, INC.]		[VELOBIND, INC.]

By:		By:

	Name:		Name:
	Title:		Title:

3